Exhibit 10.1
ISABELLA BANK CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Isabella Bank Corporation Supplemental Executive Retirement Plan is hereby amended effective January 1, 2019 as described below.
Section 5.3 shall be changed to:
Interest. As of the last day of each Plan Year, the Company shall credit each Participant’s SERP Account with interest on the Participant’s SERP Account Balance equal to a rate established by the Committee as of the first business day of the Plan Year, compounded annually. Unless changed by the Committee, the interest rate shall be based on Federated Investor's Institutional Money Market Management Fund yield (MMPXX) of the current Plan Year, and shall adjust annually as of the first business day of each Plan Year thereafter.

ISABELLA BANK CORPORATION

Dated:	January 29, 2019	By:	/s/ David J. Maness
		Its:	Chairman of the Board of Directors